Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT made as of the 1st day of April, 2007
BETWEEN:
ALASTAIR J. ROBERTSON, of the City of Calgary, in the Province of Alberta
(hereinafter called the “Executive”)
- and -
AUSAM ENERGY CORPORATION, a body corporate formed under the
laws of the Province of Alberta (hereinafter called “Ausam”).
WHEREAS Ausam is engaged in the business of oil and gas exploration and development and other related businesses;
AND WHEREAS Ausam wishes to retain the services of the Executive to assist Ausam in the furtherance of its business;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is agreed by the parties hereto as follows:
1.	DEFINITIONS

1.1	In this agreement, the following terms shall have the following meanings:
(a)	“Accrued Pay” means, with respect to a termination of employment:
(i)	all Base Salary earned but not yet paid up to the date of termination or deemed termination of employment, less required withholdings;

(ii)	all accrued but unused vacation pay, less required withholdings; and

(iii)	all expenses properly incurred up to the date of termination in the carrying out of his duties.
(b)	“Agreement” means this agreement;

(c)	“Change in Responsibilities” means constructive dismissal, including the occurrence of any of the following: (i) a material adverse change in the Executive’s office of employment; (ii) any material change in the nature or scope

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of the Executive’s duties; (iii) any requirement, without the Executive’s agreement, to change his place of employment; (iv) any reduction in the Executive’s remuneration; (v) any material withdrawal of benefits from the Executive; or (vi) any other act which reasonably leads the Executive to believe his employment will be terminated at the end of the twelve month period following a Change of Control;
(d)	“Change of Control” means the purchase or acquisition of voting securities of Ausam and/or securities convertible into or exchangeable or exercisable for such voting securities, which results in a person, group of persons, persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) or persons who are associates of or affiliated with (within the meaning of the Securities Act (Alberta)) any such person, group of persons or any of such persons acting jointly or in concert, beneficially owning or exercising control or direction over voting securities of Ausam and/or securities convertible into or exchangeable or exercisable for such voting securities, so as to, assuming the conversion, exercise or exchange of all such securities, entitle such person, group of persons or persons acting jointly or in concert to cast 50% plus one of the votes attached to all voting securities of Ausam;

(e)	“Effective Date” means April 1, 2007;

(f)	“Just Cause”, when used in relation to the termination of employment of the Executive, includes: (i) any matter that would constitute lawful just cause for dismissal from employment at common law, (ii) conviction of or plea to by the Executive of a criminal offence involving dishonesty or fraud or which is likely to injure Ausam’s business or reputation, (iii) misappropriation of any of Ausam’s property or assets, (iv) gross incompetence or negligence, (v) a material and wilful breach by the Executive of a material term of his employment or this

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Agreement which has not been cured within ten days of notice to the Executive of such breach, and (vi) any information, reports, documents or certificates being wilfully and intentionally furnished by the Executive to the board of directors or any committee thereof which are intentionally false or misleading either because they include or fail to include material facts;
(g)	“Permanent Disability” means that the mental or physical state of the Executive is such, that:
(i)	the Executive has, to a substantial degree, been unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfil his obligations as an employee or officer of Ausam either for any consecutive four month period or for any period of six months (whether or not consecutive) in any consecutive 12 month period; or

(ii)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs.
2.	EMPLOYMENT & DUTIES

2.1	The Executive shall be employed as Chief Financial Officer of Ausam as of the Effective Date and such employment shall continue indefinitely until terminated in accordance with this Agreement or unless as mutually agreed between the Executive and Ausam.
2.2	The Executive shall carry out such duties and responsibilities as directed by the President and CEO in consultation with the board of directors of Ausam, which duties shall be in keeping with the Executive’s employment as Chief Financial Officer of Ausam.
2.3	The Executive shall devote full time and attention to the business of Ausam and discharge and carry out such duties, functions and powers as are incidental to the position of Chief Financial Officer of Ausam; however, it shall not be a violation of this Section 2.3 for the Executive to engage in a voluntary activity or other public service that does not interfere with the Executive’s duties under this Agreement. In the performance of his duties, the Executive shall act honestly, in good faith and in the best interests of Ausam, and shall exercise the degree of diligence and responsibility that a person having the Executive’s expertise and knowledge of the affairs of Ausam would reasonably be expected to exercise in comparable circumstances.

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2.4	The Executive recognizes that his primary business obligation is to Ausam and agrees not to permit the pursuit of other interests to interfere with the fulfillment of his duties in that position. The Executive shall disclose actual or potential business conflicts of interest to the board of directors of Ausam. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the board of directors of Ausam, acting reasonably. The Executive shall conduct himself so as to avoid an actual or potential conflict of interest.

3.	REMUNERATION
3.1	The Executive will be paid an annual salary (the “Base Salary”) of Canadian $240,000, less required withholdings. The Base Salary shall be payable in arrears in equal monthly or bi-weekly instalments. The Base Salary shall be reviewed annually and may be increased in the sole discretion of Ausam.
3.2	The Executive shall participate in such of Ausam’s benefit plans as may be provided from time to time by Ausam to its other executives.
3.3	The Executive shall be entitled to four weeks of vacation in each year of employment with Ausam, such vacation to be taken within 12 months of each applicable year end.
3.4	The Executive shall be entitled to participate in any bonus plans or option plans that may be put in place as amended from time to time by Ausam.
3.5	The Executive shall be entitled to a monthly automobile allowance of $1,000 per calendar month, and parking shall be provided by Ausam.

4.	EXPENSES
4.1	Ausam shall reimburse the Executive for all reasonable travel and other expenses and professional fees actually and reasonably incurred in the performance of his duties on behalf of Ausam. Reimbursement will be made upon the submission of a written itemized expense claim and proper supporting documentation within a reasonable time after such expenses have been incurred.

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5.	NON-DISCLOSURE & CONFIDENTIALITY
5.1	The Executive acknowledges that, as a result of the Executive’s employment by Ausam, the Executive shall be making use of or acquiring information about certain matters and things which are confidential to Ausam and which information is the exclusive property of Ausam, including all confidential information acquired by or made available to the Executive by Ausam or its representatives, which shall include offering memoranda, financial information, plans, engineering reports, environmental reports, legal opinions, names of shareholders, private investors, joint venture partners and limited partners, geological information, land and lease information, well data, project data, seismic information and gas processing and marketing terms and arrangements or other such material as maybe material to Ausam, which information is or may be either applicable to or related in any way to the assets, business or affairs of Ausam, together with all analyses, compilations, notes, data, studies or other material documents or copies thereof prepared by or on behalf of Ausam (collectively, the “Confidential Information”).
5.2	Confidential Information shall not include any information that (i) was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by Ausam or through the Executive’s involvement with Ausam; or (ii) is or becomes public knowledge through no fault of the Executive; or (iii) is disclosed by Ausam to another person without any restriction on its use or disclosure; or (iv) is or becomes lawfully available to the Executive from a source other than Ausam, which source, to the best of the Executive’s knowledge, is legally permitted to disclose such information and is not under confidentiality restrictions.
5.3	As a material inducement to Ausam to employ the Executive and to pay to the Executive compensation for such services to be rendered to Ausam by the Executive, the Executive agrees that the Executive shall not, except with the prior written consent of Ausam, or except if the Executive is acting as an employee of Ausam solely for the benefit of Ausam in connection with Ausam’s business and in accordance with Ausam’s business practices and employment policies, at any time during or following the term of the Executive’s employment by Ausam, directly or indirectly, disclose, reveal, report, publish, transfer or use for any purpose any of the Confidential Information which has

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been obtained or disclosed to Ausam as a result of the Executive’s employment by Ausam.
5.4	The Executive shall assign to Ausam any interest in any and all inventions, improvements and ideas (whether or not patentable) which the Executive may make or conceive during the period of his employment with Ausam, and which relate or are applicable to any phase of Ausam’s business, and the Executive hereby agrees to execute any reasonable document and do any reasonable act reasonably necessary to perform the Executive’s duties under this Section 5. Any such invention, improvement, or idea shall be the exclusive property of Ausam and its successors and assigns. The Executive also affirms that if any such invention, improvement, or idea shall be deemed confidential by Ausam, he will not disclose any such invention, improvement, or idea without prior written authorization from Ausam. The Executive hereby waives any moral rights to any invention, improvement.
5.5	Disclosure of any Confidential Information of Ausam shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within Canada; provided, however, that the Executive shall first have given prompt notice to Ausam of any possible or prospective order (or proceeding pursuant to which any order may result), and Ausam shall have been afforded a reasonable opportunity to prevent or limit any disclosure.

6.	FIDUCIARY OBLIGATIONS
6.1	The Executive acknowledges and agrees that he is a fiduciary of Ausam and he agrees to be bound by his fiduciary obligations following his resignation or termination from Ausam for any reason.

7.	NON-SOLICITATION
7.1 The Executive agrees that for a period of 12 months following his resignation or the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit, divert, hire, retain, employ or take away any employees or consultants of Ausam, whether such new employment or retainer is with or without compensation, unless as mutually agreed between the Executive and Ausam.

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7.2	The Executive agrees and acknowledges that the time limitation in Section 7.1 is reasonable and properly required for the adequate protection of the exclusive property and business of Ausam.

8.	TERMINATION BY EMPLOYER FOR JUST CAUSE
8.1	Ausam may terminate this Agreement and the Executive’s employment at any time for Just Cause without notice to the Executive and without payment to the Executive of any compensation or severance in lieu of notice. Upon termination of employment for Just Cause Ausam shall pay, and shall only be obligated to pay, to the Executive the Accrued Pay.

9.	TERMINATION BY EMPLOYER WITHOUT JUST CAUSE
9.1	If the Executive’s employment is terminated by Ausam for any reason other than Just Cause and other than in accordance with Section 11, at the Executive’s option, either:
(a)	Ausam will provide to the Executive pay in lieu of notice equal to the annual Base Salary, plus the average amount paid or payable as bonus, if any, to the Executive over the preceding two years, less required withholdings; or

(b)	any options granted to the Executive shall immediately vest, subject to applicable law;
     provided that the Executive shall, in either case:
(c)	provide a written resignation of all director and officer positions held in Ausam or its subsidiaries; and

(d)	deliver to Ausam a duly executed full and final release in favour of Ausam, in a form reasonably satisfactory to Ausam.
     In either case, Ausam will also pay to the Executive the Accrued Pay.

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9.2	If the Executive is working outside of his country of citizenship at the time of termination, he will be repatriated to his country of citizenship and Ausam will pay all reasonable expenses incurred in connection therewith.

10.	TERMINATION — DEATH OF THE EXECUTIVE
10.1	This Agreement and the Executive’s employment shall be deemed to have terminated upon the death of the Executive. Ausam shall pay, and shall only be obligated to pay, to the Executive’s spouse or legal representative, within five business days of receipt of notice of the Executive’s death:
(a)	the Accrued Pay; and

(b)	one times the annual Base Salary paid or payable over the immediately preceding year, less required withholdings.
11.	TERMINATION UPON PERMANENT DISABILITY OF EXECUTIVE

11.1	In the event that the Executive shall suffer a permanent disability, the employment of the Executive may be terminated by Ausam upon the giving of Notice of at least 30 days; provided that such termination does not adversely affect the Executive’s entitlement to long-term disability benefits under the Ausam employee benefit plan. In such case, Ausam will pay to the Executive the Accrued Pay.

12.	CHANGE OF CONTROL
12.1	The Executive shall have the right, for a period of six months following any event causing a Change of Control and a Change in Responsibilities, to elect to terminate this Agreement and his employment with Ausam by providing notice to Ausam in accordance with Section 15.1, promptly following which notice period:
(a)	Ausam shall pay to the Executive the amounts set out in Section 9.1(a), on the terms therein prescribed and the Accrued Pay;

(b)	Ausam shall repatriate the Executive in accordance with Section 9.2; and

(c)	Any and all options granted to the Executive shall immediately vest, subject to applicable law.

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12.2	Ausam and the Executive recognize that a Change of Control and Change in Responsibilities occurred in connection with the acquisition of assets from SKH Management L.P and certain of its affiliates on February 8, 2007 (the “SKH Acquisition”), and Ausam and the Executive recognize that, subsequent to the SKH Acquisition, the future focus of Ausam will be in the United States. It is further recognized by the parties hereto that, over a period of approximately 12 months from the date hereof, there will be a transfer of senior management functions to Houston, Texas and, specifically, the appointment of a new Chief Financial Officer based in Houston, Texas. Ausam and the Executive agree that, upon the resignation of the Executive and the appointment of a new Chief Financial Officer in Houston, Texas, Ausam shall pay to the Executive all amounts set forth in section 9.1(a) hereof on the terms prescribed therein, as well as the Accrued Pay.
12.3	Ausam and the Executive agree that, upon resignation of the Executive pursuant to section 12.2 hereof and subject to the approval of the board of directors of Ausam, the Executive shall continue as a director of Ausam and all existing stock options granted to the Executive shall continue. In the event that such approval is not obtained, any and all options granted to the Executive shall vest immediately, subject to applicable law.

13.	RESIGNATION
13.1	The Executive shall provide Ausam with 90 days advance written notice of resignation. This notice may be waived in whole or in part by Ausam.

14.	GENERAL
14.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

15.	NOTICES
15.1	Any notice or written communication which must be given or sent under this Agreement shall be given or sent by hand or courier delivery or by facsimile transmission and if delivered:

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(a)	by hand or courier, it shall be deemed to have been validly given or received on the day of delivery to the current address under this Section 15, provided that any delivery made after 4:00 p.m. (local time) on a business day or on a day other than a business day shall be deemed to be received on the next following business day; or

(b)	by facsimile, it shall be deemed to have been validly given or received on the day sent, if sent prior to 4:00 p.m. (local time) at the place of receipt on a business day with written confirmation of receipt from the sending machine, and otherwise on the business day following the day of transmission by facsimile, with written confirmation of receipt from the sending machine, to the current fax number under this Section 15 as it may be changed pursuant to Section 15.2.
15.2	A party may, at any time, change its named recipient, address or facsimile number for the purposes of service by written notice to the other party hereto; provided that, until changed, the contact details shall be:
(a)	in the case of the Executive:

311 Varsity Estates Bay NW Calgary, Alberta Canada T3B 2W6 Attention: Alastair J. Robertson Fax: 1.403.538.5191

(b)	in the case of Ausam:

Ausam Energy Corporation 1430, 1122 — 4th Street S.W. Calgary, Alberta T2R 1M1 Attention: President and Chief Executive Officer Facsimile: 1.403.206.1457
16.	ENTIRE AGREEMENT
16.1	This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive with Ausam, and cancels and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.

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17.	SEVERABILITY
17.1	In the event that any provisions of this Agreement shall be held by a court or another tribunal of competent jurisdiction to be unenforceable, such provision will be eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

18.	TIME

18.1	Time shall in all respects be of the essence of this Agreement.

19.	NO ASSIGNMENT
19.1	This Agreement is a personal services agreement and may not be assigned by either party without the prior written consent of the other party.

20.	NO WAIVERS
20.1	The waiver by either party of any breach of the terms of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other term of this Agreement.

21.	SURVIVAL

21.1	Sections 5, 6 and 7 shall survive the termination of this Agreement.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

/s/ Illegible		/s/ Alastair J. Robertson

Witness		ALASTAIR J. ROBERTSON

AUSAM ENERGY CORPORATION

	Per:	/s/ Mark G. Avery

Mark G. Avery President & CEO